                                                   Registration No. 33-


                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D. C. 20549


                                       FORM S-3


                                  REGISTRATION STATEMENT

                                          UNDER

                                 THE SECURITIES ACT OF 1933

                                    SCANA CORPORATION
                 (Exact Name of Registrant as Specified in Its Charter)

                                     South Carolina
           (State or Other Jurisdiction of Incorporation or Organization)

                                       57-0784499
                           (I.R.S. Employer Identification No.)

1426 Main Street          Columbia, South Carolina 29201     (803) 748-3000
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Asbury H. Gibbes, Senior Vice President, General Counsel and
  Assistant Secretary,
                     1426 Main St., Columbia, SC 29201 (803) 748-3101
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

                                  With copies to:


  Robert G. Schuur, Esq.                               John W. Currie, Esq.
     Reid & Priest                                    McNair & Sanford, P.A.
  40 West 57th Street                          1301 Gervais Street - 17th Floor
New York, New York 20019                    Columbia, South Carolina 29201
   (212) 603-2000                                     (803) 799-9800

Approximate date of commencement of proposed sale to the public:
After the effective date of the Registration Statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (X)

                                          CALCULATION OF REGISTRATION FEE


                                        Proposed     Proposed
Title of Each Class      Amount           Maximum       Maximum        Amount of
of Securities to be      to be           Offering      Aggregate    Registration
    Registered          Registered       Price        Offering         Fee
                                        Per Unit*      Price*


Debt Securities         $250,000,000      100%       $250,000,000      $50,000



* Determined solely for the purpose of calculating the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.




Prospectus


                        SCANA Corporation

                         Debt Securities



     SCANA Corporation (the "Company") intends to issue from time to time up to $250,000,000 aggregate principal amount of its unsecured Debt Securities (the "Debt Securities"). The Debt Securities will be sold for, and the principal of and any interest on the Debt Securities will be payable in, U.S. dollars. The Debt Securities will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

     Debt Securities of a series may be issuable in registered form without coupons ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities (each a "Global Security"). Bearer Securities will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions. See "Limitations on Issuance of Bearer Securities".

     The Debt Securities will be offered to the public on terms determined by market conditions at the time of sale. The Debt Securities may be issued in one or more series with the same or various maturities, at par, or with an original issue discount. The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, purchase price, maturity, rate of interest (or manner of calculation), time of payment of interest, if any, redemption or repayment terms, if any, other specific terms, and any listing on a securities exchange of any series of Debt Securities in respect of which this Prospectus is being delivered (the "Offered Debt Securities"), are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement") or in the applicable pricing supplement with respect to each sale of such Debt Securities (the "Pricing Supplement").

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



The date of this Prospectus is                  .

                     AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements, and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10018 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's common stock, without par value (the "Common Stock"), is listed for trading on the New York Stock Exchange. Reports, proxy and information statements, and other information concerning the Company may also be inspected at the offices of such Exchange, 20 Broad Street, New York, New York 10005.


          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission by the Company pursuant to the Exchange Act (File No. 1-
8809), are incorporated herein by reference:

     (a) Annual Report of the Company on Form 10-K for the year ended December 31, 1993, as amended.

     (b) Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994.

     (c)  Current Report of the Company on Form 8-K dated January
          13, 1994.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering or offerings made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



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


     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above that have been incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents.
Written or telephone requests for such copies should be directed to
H. John Winn, III, Manager-Investor Relations and Shareholder Services, SCANA Corporation, Columbia, South Carolina 29218, telephone number (803) 748-3240.

                         THE COMPANY

     The Company is an energy-based holding company which, through its subsidiaries, engages principally in electric and natural gas utility operations and other energy-related businesses. The Company, a South Carolina corporation having general business powers, was incorporated on October 10, 1984 and is a public utility holding company within the meaning of the Public Utility Holding Company Act of 1935 but is presently exempt from registration under such Act.

     The principal executive offices of the Company are located at 1426 Main Street, Columbia, South Carolina 29201, telephone (803)
748-3000, and its mailing address is Columbia, South Carolina
29218.

Regulated Businesses

     The Company's subsidiaries, including South Carolina Electric & Gas Company ("SCE&G"), South Carolina Generating Company, Inc. ("GENCO") and South Carolina Pipeline Corporation, are engaged in the generation, transmission, distribution and sale of electricity, the purchase, transmission, distribution and sale at wholesale and retail of natural gas and the provision of urban bus service, in various areas of South Carolina. These subsidiaries own most of the Company's consolidated assets and, in 1993, contributed most of its consolidated net income.

Nonregulated Businesses

     The Company's other subsidiaries are engaged in the businesses of (i) exploration, development, acquisition and operation of oil and gas producing properties, (ii) marketing natural gas and light hydrocarbons, (iii) producing, storing, distributing and selling propane, (iv) fiber optic, video and radio communications, and (v) power plant management and maintenance services.



                         SUMMARY FINANCIAL AND OPERATING INFORMATION
                        (Millions of Dollars Except Per Share Amounts)
                                        (Unaudited)



                                     Six Months Ended               Twelve Months Ended
                                         June 30,                      December 31,
                                      1994      1993          1993        1992(1)     1991

Statement of Income Data

  Operating Revenues:
    Electric ..................   $  460.0     $  421.4      $  940.1    $  829.5    $  867.2
    Gas........................      181.3        179.0         320.2       305.3       276.7
    Transit....................        2.0          1.8           3.9         3.6         3.9
      Total Operating Revenues.      643.3        602.2       1,264.2     1,138.4     1,147.8

  Operating Expenses...........      523.9        493.1       1,018.9       928.6       925.4

  Operating Income.............      119.4        109.1         245.3       209.8       222.4

  Net Income...................   $   79.3     $   72.0      $  168.0    $  117.6    $  135.9
  Earnings Per Weighted Average
    Common Share...............   $   1.69     $   1.63      $   3.72    $   2.84    $   3.37

  Dividends Declared Per
    Common Share...............   $   1.41     $   1.37      $   2.74    $   2.68    $   2.62

  Weighted Average Common
    Shares Outstanding......... 47,014,866   44,271,617    45,203,364  41,474,759  40,361,206

  Electric Territorial Sales
   (Megawatt Hours)............  8,096,340    7,800,530    16,880,271  15,794,002  15,694,542




(1)  Includes a reduction of $14.6 million in Electric Operating Revenues and $11.1 million in Net Income resulting from a January 1993 electric rate refund order of the Public
     Service Commission of South Carolina relating to a 1989 electric rate case.


                RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for the five years ended December 31, 1993 and for the six months ended June 30, 1994. For purposes of calculating the ratio, earnings consist of the sum of (i) net income, (ii) the provision for income taxes and (iii) fixed charges exclusive of interest capitalized. Fixed charges consist of (i) interest expense, whether expensed or capitalized, (ii) amortization of deferred loan costs, whether expensed or capitalized, and (iii) one-third of net rental expense, which is deemed to be representative of an interest factor.

     Six Months                 Year Ended December 31,
   Ended June 30,
       1994           1993      1992     1991      1990      1989

       3.18           3.41      2.79     3.24      4.07      2.93


                         USE OF PROCEEDS

     The proceeds from the sale of the Debt Securities may be used to finance the acquisition from time to time by a subsidiary of the Company of natural gas and oil properties, to fund additional business activities in nonutility subsidiaries, to reduce short-term debt incurred in connection therewith or for general corporate purposes.


                DESCRIPTION OF THE DEBT SECURITIES

     The Debt Securities will be issued in one or more series under an Indenture dated as of November 1, 1989 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The Indenture does not limit the amount of Debt Securities that can
be issued thereunder. (Section 301)   A copy of the Indenture has
been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

     The following summary of certain terms of the Debt Securities is subject in all respects to the provisions of, and is qualified in its entirety by, all of the provisions of the Indenture, including the definitions of certain terms used herein, and is further subject to and qualified in its entirety by reference to the description of the Debt Securities in the Prospectus Supplement and to the documents referred to therein. Whenever any particular section of the Indenture or any term defined therein is referred to, such section or definition is incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

Priority

     The Debt Securities of any series issued under the Indenture will be unsecured and will in all respects be equally and ratably entitled to the benefits of the Indenture with respect to such series, without preference, priority, or distinction, and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. (Section 301)

Denominations, Registration and Transfer

     The Debt Securities of a series will be issuable as Registered Securities, without coupons, or as Bearer Securities, with or without interest coupons attached, or both. Debt Securities of a series, whether in bearer or registered form, may be issuable as one or more Global Securities, as described below under "Global Securities." Registered Securities will be issuable in denominations of $1,000 and in any integral multiple thereof and Bearer Securities will be issuable in the denomination of $5,000, or in such other denominations and amounts as may from time to time be fixed by or pursuant to a Board Resolution. (Sections 201, 301 and 302)

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount. In addition, at the option of the Holder, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of a series will be exchangeable for Registered Securities of the same series containing identical terms and provisions of any authorized denominations and of a like aggregate principal amount. Any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and such interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the Indenture. Registered Securities of such series may not be exchanged for Bearer Securities unless otherwise expressly provided. (Section 305)

     With respect to the Registered Securities of each series (other than a Global Security), the Company is required to keep or cause to be kept at an office or agency designated by it, a register (the "Security Register") in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of the Registered Securities of each series and of transfers of the registered Securities of each series. Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer, at the office of the Security Registrar or at any office or agency designated by the Company for such purpose with respect to any series of Debt Securities. Every Registered Security presented or surrendered for registration of transfer, or for exchange or redemption shall (if so required by the Company or the Security Registrar for such series of Debt Security presented) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and such Security Registrar duly executed, by the Holder thereof or his attorney duly authorized in writing. No service charge shall be made for any registration of transfer or exchange, or redemption of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Debt Securities. The Company has initially appointed the Trustee as Security Registrar under the Indenture. (Section
305) The Company may from time to time designate one or more other offices or agencies where Debt Securities of one or more series may be presented or surrendered for such purposes and may from time to time rescind such designations; provided that it continues to maintain such an office or agency in each Place of Payment as required by the Indenture. (Section 1002)

     The Company shall not be required (i) to issue, register the transfer of or exchange any Debt Securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of Debt Securities of that series selected for redemption and ending at the close of business on the day of mailing, or (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Security to be redeemed in part, the portion thereof not to be redeemed, or (iii) to exchange any Bearer Security so selected for redemption except that a Bearer Security may be exchanged for a Registered Security of that series, provided that such Registered Security shall be immediately surrendered for redemption with written instruction for payment consistent with the provisions of the Indenture. (Section
305)

Payment and Paying Agents

     Payment of principal of (and premium, if any) and interest, if any, on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. (Sections 307 and 1002). Payment of any instalment of interest on Registered Securities, which is punctually paid or duly provided for, will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest payment. The Indenture provides that, in the event of a default in the payment of interest, the Company may fix a Special Record Date, in which case interest on Registered Securities shall be paid to the person in whose name such Registered Security is registered at the close of business on such Special Record Date, or paid in any other lawful manner. (Section 307)

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and interest, if any, on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, except that at the option of the Company, payment of any interest may be made by check or by transfer to an account maintained by the payee outside the United States; provided, however, that payment of principal of (and premium, if any) and interest, if any, on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the United States if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002) Payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Section 1001)

     Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of the Trustee in The City of New York will be the Company's sole Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Debt Securities will be named in the related Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series, and if the Debt Securities of a series may be issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment, and (ii) a Paying Agent in a Place of Payment located outside the United States where (subject to applicable laws) Registered Securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company may be served. (Section 1002)

     All moneys paid by the Company to a Paying Agent for the payment of principal of (and premium, if any) and interest, if any, on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will, upon request of the Company, be repaid to the Company and the holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof. (Section
1003)

Global Securities

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary identified in the Prospectus Supplement relating to such series. The specific terms of the depositary arrangement, if other than set forth below, with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

Maintenance of Corporate Existence

     The Company agrees that, except in the case certain sales, leases or conveyances of assets, consolidations and mergers described hereinafter under the caption "Consolidation, Merger, Sale or Conveyance," it will maintain its corporate existence and that of SCE&G and GENCO and the rights and franchises of the Company and SCE&G and GENCO; provided, however, that the Company will not be required to preserve (a) the corporate existence of any Subsidiary other than SCE&G and GENCO or (b) any such right or franchise if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries considered as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders of the Outstanding Securities of any series. (Sections 801 and 1006)

Restrictions on Liens

     The Company agrees that neither it nor any Subsidiary will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") secured by a mortgage, lien, pledge or other encumbrance ("Mortgages") upon any property of the Company or any of its Subsidiaries without effectively providing that the Debt Securities of each series (together with, if the Company so determines, any other indebtedness or obligation then existing or thereafter created ranking equally with the Debt Securities of that series) shall be secured equally and ratably with (or prior to) such Debt so long as such Debt shall be so secured, except that this restriction will not apply to: (a) Mortgages to secure Debt issued under (i) the Indenture, dated April 1, 1993, between South Carolina Electric & Gas Company and NationsBank of Georgia, National Association, (ii) the Indenture, dated January 1, 1945, between South Carolina Electric & Gas Company and Chemical Bank,
(iii) the Mortgage and Security Agreement, dated August 21, 1992, between South Carolina Generating Company, Inc. and The Prudential Insurance Company of America and (iv) the Indenture of Mortgage, dated December 1, 1977, between South Carolina Pipeline Corporation and Citibank, N.A., each as amended and supplemented to date and as it may be hereafter amended and supplemented from time to time
("Existing Mortgages") or any  extension, renewal, or   replacement
of any of them; (b) Mortgages affecting property of a corporation existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with the Company or a Subsidiary; (c) Mortgages on property existing at the time of acquisition thereof or incurred to secure payment of the purchase price thereof or to secure Debt incurred prior to, at the time of, or within 12 months after the acquisition for the purpose of financing all or part of the purchase price thereof; (d) Mortgages on any property to secure all or part of the cost of improvements or construction thereon or Debt incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction; (e) Mortgages which secure only indebtedness owing by a Subsidiary to the Company or to a Subsidiary; (f) certain Mortgages to government entities, including mortgages to secure debt incurred in pollution control or industrial revenue bond financings; (g) Mortgages required by any contract or statute in order to permit the Company or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States of America, any state or any department, agency or instrumentality or political subdivision of either; (h) Mortgages to secure loans to the Company or any Subsidiary maturing within 12 months from the creation thereof and made in the ordinary course of business; (i) Mortgages on any property (including any natural gas, oil or other mineral property) to secure all or part of the cost of exploration, drilling or development thereof or to secure Debt incurred to provide funds for any such purpose; (j) Mortgages existing on the date of the Indenture; (k) "Excepted Encumbrances" and "Permitted Encumbrances" as such terms are defined in any of the Existing Mortgages; (l) certain Mortgages typically incurred in the ordinary course of business; and (m) any extension, renewal or replacement of any Mortgage referred to in the foregoing clauses (b) through (l). Notwithstanding the foregoing, the Company and any one or more Subsidiaries may, without securing the Debt Securities, issue, assume or guarantee Debt secured by Mortgages in an aggregate principal amount which (not including Debt permitted to be secured under clauses (a) to (m) inclusive above) does not at any one time exceed 10% of Consolidated Net Tangible Assets of the Company and its consolidated Subsidiaries. (Section 1009)

     "Consolidated Net Tangible Assets" is defined as the total amount of assets appearing on the consolidated balance sheet of the Company and its Subsidiaries less, without duplication, the following: (a) reserves for depreciation and other asset valuation reserves but excluding reserves for deferred federal income taxes;
(b) intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense; and (c) appropriate adjustments on account of minority interests of other Persons holding voting stock in any Subsidiary of the Company. (Section 101)

Events of Default

     Unless otherwise set forth in an applicable Prospectus Supplement, the following constitute events of default under the Indenture with respect to Debt Securities of any series: (1) default in the payment of principal of (and premium, if any, on) any Debt Security of that series when due; (2) default in the payment of interest or any other amount on any Debt Security of that series when due and the continuation thereof for a period of 30 days; (3) default in the deposit of any sinking fund payment when due and the continuation thereof for a period of three business days; (4) default in the performance or breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of one or more series of debt securities other than the Debt Securities of that series), and the continuation thereof for 60 days after written notice to the Company as provided in the Indenture; (5) default in the payment of principal of or interest on, or acceleration of, securities of any other series issued under the Indenture or under any other bond, debenture, note or other evidence of indebtedness of the Company, SCE&G or GENCO for borrowed money, in an aggregate amount exceeding $10,000,000, and the continuation thereof for ten days after written notice to the Company as provided in the Indenture; and (6) certain events of bankruptcy, insolvency or reorganization. (Section 501)

     If an event of default occurs and is continuing with respect to Debt Securities of any series, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount of all Debt Securities of that series to be due and payable immediately. At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration and its consequences. (Section 502)

     The Indenture provides that the Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity acceptable to the Trustee. The Holders of a majority in principal amount of the outstanding Debt Securities of any series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. The right of a Holder of any Debt Security or coupon to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal (and premium, if any) and interest when due (subject, in the case of interest, to certain limited exceptions) and to institute suit for the enforcement of any such payment. The Indenture provides that the Trustee, within 90 days after the occurrence of a default with respect to the Debt Securities of any series, is required to give the Holders of the Debt Securities of such series notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of (or premium, if any) or interest or other amount payable on any Debt Security, the Trustee may withhold such notice if it determines that it is in the interest of such Holders to do so. (Sections 508, 512, 602 and 603)



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


Consolidation, Merger, Sale or Conveyance

     The Indenture provides that the Company may, without the consent of the Holders of the Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge into another corporation, provided (1) the Company is the continuing corporation, or, if the Company is not the continuing corporation, the successor corporation assumes by a supplemental indenture the Company's obligations under the Indenture and (2) immediately after giving effect to such transaction there shall be no default in the performance of any such obligations. (Section
801)

Modification, Waiver and Meetings

     Modification and amendment of the Indenture may be effected by the Company and the Trustee with the consent of the Holders of a majority in principal amount of each series of Outstanding Debt Securities affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (1) change the Stated Maturity or Redemption Date of the principal of, or any instalment of interest or any other amounts payable on, any Debt Security or reduce the premium payable on the redemption thereof; (2) reduce the principal amount of any Debt Security which is an Original Issue Discount Security that would be due upon a declaration of acceleration of the Maturity thereof; (3) change the place or currency of any payment of principal of or any premium or interest on any Debt Security; (4) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security after the Stated Maturity or redemption date thereof; (5) reduce the percentage in principal amount of Outstanding Debt Securities of any series for which the consent of the Holders is required to modify or amend the Indenture or to waive compliance with certain provisions of the Indenture, or reduce the quorum or certain voting requirements of the Indenture; or (6) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive any past default to less than a majority. Modification and amendment of the Indenture may be effected by the Company and the Trustee without the consent of the Holders (a) to add to the covenants of the Company for the benefit of the Holders or to surrender a right or power conferred on the Company in the Indenture, (b) to secure the Debt Securities, (c) to establish the form or terms of any series of Debt Securities, or
(d) to make certain other modifications, generally of a ministerial or immaterial nature. Except with respect to certain fundamental provisions, the Holders of at least a majority in principal amount of outstanding Debt Securities may waive past defaults under the Indenture and waive compliance by the Company with certain provisions of the Indenture. (Sections 513, 901, 902 and 1404)

     A meeting of the Holders of Debt Securities of a series may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1402) Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series. (Section 1404)

Notices

     Notices to Holders of Bearer Securities will be given by publication in a daily newspaper in the English language of general circulation in The City of New York, and so long as such Bearer Securities are listed on any stock exchange outside the United States, in a daily newspaper of general circulation in such city as such stock exchange shall require. Notices to Holders of Registered Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (Sections 101, 106 and 1402)

Evidence of Compliance

     The Company is required under the Trust Indenture Act to furnish the Trustee not less often than annually a certificate as to the Company's compliance with the conditions and covenants under the Indenture.

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

Defeasance

     With respect to Debt Securities of any series, the Company will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, maintain paying agencies, and hold moneys for payment in trust) if the Company deposits with the Trustee, in trust, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, premium, if any, and interest on, the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. (Section 401)

Limitations on Issuance of Bearer Securities

     In compliance with United States federal tax laws and regulations, Bearer Securities may not in connection with their original issuance be offered, sold, resold or delivered to a person who is within the United States or who is a United States person (as defined below) other than to exempt distributors and offices located outside the United States of United States financial institutions which agree in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code"), and any underwriters, agents and dealers participating in the offering of Debt Securities must agree that they will not offer any Bearer Securities for sale or resale during the restricted period (as such term is defined in the Code) to a person who is within the United States or to United States persons (other than the financial institutions described above) nor deliver Bearer Securities within the United States.

     Bearer Securities and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." Under Sections 165(j) and 1287(a) of the Code, Holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on Bearer Securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities.

     As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

                       PLAN OF DISTRIBUTION

     The Company may sell any series of Debt Securities in one or more of the following ways: (1) through underwriters for resale to the public or institutional investors, (2) through dealers, or (3) directly or through agents by the Company to investors. Debt Securities may be sold outside the United States.

     The Prospectus Supplement will set forth the manner and terms of the offering of the Offered Debt Securities, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Offered Debt Securities, the proceeds to the Company from the sale of the Offered Debt Securities, any initial public offering price, any underwriting discount or commission or agency fees, and any discounts, concessions or commissions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Debt
Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

     Underwriters, dealers and agents who participate in the distribution of the Debt Securities, and their officers, directors and controlling persons, may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such underwriters, dealers or agents may be required to make in respect of such liabilities.

     Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of any underwriter or underwriters to purchase the Offered Debt Securities of any series will be subject to certain conditions precedent and such underwriter or underwriters with respect to the sale of such Offered Debt Securities will be obligated to purchase all such Offered Debt Securities if any are purchased.

     The applicable Prospectus Supplement will set forth any planned listing of the Offered Debt Securities on a national securities exchange and indicate whether or not any underwriters, dealers or agents intend to make a market in the Offered Debt Securities as permitted by applicable laws and regulations. No assurance can be given as to the liquidity of or the trading market for the Debt Securities.

                      LEGAL OPINIONS

     Certain legal matters in connection with the sale of the Offered Debt Securities are being passed upon for the Company by McNair & Sanford, P.A., Columbia, South Carolina and by Asbury H. Gibbes, Esq. of Columbia, South Carolina, who is Senior Vice President and General Counsel, Assistant Secretary and a full-time employee of the Company. The legality of the Offered Debt Securities will be passed upon for any underwriters, dealers or agents by Reid & Priest, New York, New York. Reid & Priest will rely on the opinion of Asbury H. Gibbes, Esq. with respect to matters of South Carolina law.

     At May 1, 1994 Asbury H. Gibbes, Esq. owned beneficially 3,919 shares of the Company's Common Stock, including shares acquired by the trustee under its Stock Purchase-Savings Plan by use of contributions made by Mr. Gibbes and earnings thereon, and including shares purchased by the Trustee by use of Company contributions and earnings thereon. From time to time, Reid &
Priest has represented the Company and its Subsidiaries with respect to matters unrelated to the offering of the Debt
Securities.

                            EXPERTS

     The consolidated financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Deloitte & Touche LLP, independent auditors as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                           PART II
                  INFORMATION NOT REQUIRED
                        IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    Securities and Exchange Commission filing fee....... $ 50,000
    Printing Registration Statement, Prospectus
      Exhibits and Miscellaneous........................   20,000#
    Blue Sky and Legal fees.............................   75,000#
    Accounting services.................................   20,000#
    Miscellaneous.......................................         #
      Total.............................................. $      #
# Estimated

Item 15. Indemnification of Directors and Officers

     The South Carolina Business Corporation Act of 1988 permits, and the Registrant's By-Laws require, indemnification of the Registrant's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Under Sections 33-8-510, 33-8-550 and 33-8-560 of the South Carolina Business Corporation Act of 1988, a South Carolina corporation is authorized generally to indemnify its directors and officers in civil or criminal actions if they acted in good faith and reasonably believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Registrant's By-Laws require indemnification of directors and officers with respect to expenses actually and necessarily incurred by them in connection with the defense or settlement of any action, suit or proceeding in which they are made parties by reason of having been a director or officer, except in relation to matters as to which they shall be adjudged to be liable for willful misconduct in the performance of duty and to such matters as shall be settled by agreement predicated on the existence of such liability. In addition, the Registrant carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. The Registrant's Restated Articles of Incorporation provide that no director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of his fiduciary duty as a director occurring after April 26, 1989, except for (i) any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) certain unlawful distributions or (iv) any transaction from which the director derived an improper personal benefit.

Item 16. Exhibits

     Exhibits required to be filed with this Registration Statement are listed in the following Exhibit Index. Certain of such exhibits which have heretofore been filed with the Securities and Exchange Commission and which are designated by reference to their exhibit numbers in prior filings are hereby incorporated herein by reference and made a part hereof.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, except for the assignment of a security rating pursuant to transaction requirement B-2 of Form S-3, which requirement the registrant reasonably believes will be met at the time of effectiveness, and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on October 7, 1994.

(REGISTRANT)              SCANA Corporation

By:                          s/L. M. Gressette, Jr.
(Name & Title):              L. M. Gressette, Jr., Chairman of
                             the Board, Chief Executive Officer,
                             President and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

  (i) Principal executive officer:



By:                          s/L. M. Gressette, Jr.
(Name & Title):              L. M. Gressette, Jr., Chairman of
                             the Board, Chief Executive Officer,
                             President and Director
Date:                        October 7, 1994

  (ii) Principal financial and accounting officer:



By:                          s/W. B. Timmerman
(Name & Title):              W. B. Timmerman, Executive Vice
                             President, Chief Financial Officer,
                             Controller and Director
Date:                        October 7, 1994

  (iii) Other Directors:


* B. L. Amick; W. B. Bookhart, Jr.; W. T. Cassels, Jr.; H. M.
Chapman; J. B. Edwards; E. T. Freeman; B. A. Hagood; W. H. Hipp;
B. D. Kenyon; F. C. McMaster; Henry Ponder; J. B. Rhodes; E. C.
Wall, Jr.


* Signed on behalf of each of these persons:


  s/W. B. Timmerman
    W. B. Timmerman
  (Attorney-in-Fact)


17